UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 20, 2025

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8th Floor, One Central Plaza, Dame Street, Dublin 2, Co. Dublin, D02 K7K5, Ireland	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: + 353 1 6699 020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
American Depositary Shares (ADS(s)), each ADS representing the right to receive twenty (20) Ordinary Shares of Amarin Corporation plc	AMRN	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 20, 2025, Amarin Corporation plc (the “Company”), through its wholly owned subsidiary, Amarin Pharmaceuticals Ireland Limited, entered into an exclusive long-term license and supply agreement (the “License Agreement”) with Recordati Industria Chimica e Farmaceutica S.p.A. (“Recordati”) to develop and commercialize VAZKEPA® (icosapent ethyl) (the “Product”) in 59 countries focused in Europe (the “Territory”). The Company retains all rights to the Product outside of the Territory.

Under the terms of the License Agreement, and subject to the conditions set forth therein, the Company will receive (i) $25 million as a one-time upfront payment; (ii) up to $150 million in commercial milestone payments; and (iii) royalties, as consideration for the Company’s supply of Product, which are based on a percentage of net sales recorded by Recordati for Recordati’s and its sublicensees’ sales of the Product across the Territory.

The initial term of the License Agreement is 15 years. The term of the License Agreement will automatically renew for additional 15 year terms, subject to Licensee Commercializing (as defined in the License Agreement) the Product in at least one country in the Territory prior to expiration of the initial term.

The foregoing description of the License Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the License Agreement, which is filed as Exhibit 10.1 and is incorporated by reference herein.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 24, 2025, as described in the Press Release, the Company announced a global restructuring, with the vast majority of estimated cost savings from reduced commercialization expense from the Company’s Europe operations. The Company expects these actions will reduce operating costs by approximately $70 million annually and is anticipated to be substantially completed by June 30, 2026.

Amarin anticipates that it will incur between approximately $30 million and $37 million in charges related to the restructuring, substantially all of which are cash expenditures for one-time termination benefits and associated costs. Amarin expects to record the charges in the second quarter of 2025 and to make substantially all of the related payments by December 31, 2025.

The estimated charges that the Company expects to incur, and the timing thereof, are subject to a number of assumptions, and actual results may differ materially from these estimates. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the foregoing.

Item 7.01. Regulation FD.

On June 24, 2025, the Company issued a press release announcing the License Agreement. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and the attached Exhibit 99.1 are being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	License and Supply Agreement, dated June 20, 2025, by and between Amarin Pharmaceuticals Ireland Limited and Recordati Industria Chimica e Farmaceutica S.p.A.*(furnished herewith)
99.1	Press Release, dated June 24, 2025 (furnished herewith)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Portions omitted pursuant to Item 601(b)(10) of Regulation S-K. The Company will supplementally furnish an unredacted copy of the exhibit upon request by the Securities and Exchange Commission. The Company may request confidential treatment for any information so furnished.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2025	Amarin Corporation plc

	By:	/s/ Aaron Berg
Aaron Berg
President and Chief Executive Officer